Exhibit 10.12

STRATEGIC RELATIONSHIP AND LICENSE AGREEMENT

This Strategic Relationship and License Agreement (this “Agreement”) is entered into December 1, 2022 (the “Effective Date”) by and between Precision Pathology Services, a Texas corporation with its principal location at 3300 Nacogdoches Rd #110, San Antonio, TX 78217 and Pathology Watch, Inc. (hereinafter “PW”), a Delaware corporation with its principal location at 497 West 4800 South, Suite 201, Murray, UT 84123 (at times collectively referred to herein as the “Parties” or individually as a “Party”).

RECITALS

WHEREAS, PW provides to clients its digital imaging cloud-based pathology platform to facilitate remote interpretation and billing of pathology specimens by qualified professionals (the “PW Software”);

WHEREAS, SERVICE RECEPIENT is a Texas entity that hold insurance and hospital contracts, and operates as a pathology group within the State of Texas for the provision of pathology services;

WHEREAS, in exchange for the Fees (defined below), PW intends to provide the PW Software and certain other services to SERVICE RECEPIENT as set forth herein and in accordance with the terms of this Agreement; and

WHEREAS, PW and SERVICE RECEPIENT desire to establish, pursuant to this Agreement a mutually beneficial relationship (the “Strategic Relationship”) as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to all of the following provisions:

1. Certain Definitions. The following terms shall have the meanings specified below when used in this Agreement:

“Business Day” means any day that is not a Saturday, Sunday, or a day on which banks are required or authorized to be closed in New York, New York.

“SERVICE RECEPIENT Authorized User” means any employees, contractors or agents of SERVICE RECEPIENT and SERVICE RECEPIENT’s affiliates and any other party accessing or using the PW Software solely on behalf and for the benefit of SERVICE RECEPIENT and solely for SERVICE RECEPIENT’s pathology business purposes only.

“Competitor” means any entity providing a digital pathology platform specifically targeting dermatology practices.

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“SERVICE RECEPIENT Data” means all data, information and/or records received, submitted or inputted by SERVICE RECEPIENT, any of its affiliates or a SERVICE RECEPIENT Authorized User into or through the PW Software.

“Derivative Work” means any modifications or enhancement of a work of authorship, including without limitation all “derivative works” and “compilations” thereof within the meaning of such terms as defined in the U.S. Copyright Act of 1976 (17 U.S.C. § 101 et seq.) as amended.

“Documentation” means user manuals, instructions, or functional specifications that describe the functionality of the PW Software and that are provided to SERVICE RECEPIENT by PW in any form or medium, and any updates of the foregoing.

“Fees” means the Monthly License Fee and the Monthly Services Fee payable by SERVICE RECEPIENT to PW in accordance with this Agreement as further defined in Section 5.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 3000 et seq., its implementing privacy regulations (45 C.F.R. Part 160 and Part 164, Subparts A and E), its implementing security regulations (45 C.F.R. Part 160 and Part 164, Subpart C) and any guidance issued by the U.S. Department of Health and Human Services interpreting the foregoing.

“Intellectual Property Rights” means all forms of proprietary rights, titles, interests, and ownership relating to patents, copyrights, trademarks, trade dress, trade secrets, mask works, moral rights, and all similar intellectual property rights of every type that may exist now or in the future in any jurisdiction, including without limitation all applications and registrations thereof.

“Marketing Services” means PW’s promotion and marketing of SERVICE RECEPIENT’s use of the PW Software to dermatology clinics by promoting the use of PW Software by SERVICE RECEPIENT to expand its capabilities to service a variety of dermatology practices through providing remote pathology services.

“Services” means the Support Services and Marketing Vendor Services as described in this Agreement.

“Support Services” means courier or shipping, supplies, interfacing and support services.

“Term” means the period of time during which this Agreement is in full force and effect as defined in Section 6.1.

“Updates” means any modifications, enhancements, patches, bug fixes, releases, versions or other updates or upgrades to the PW Software generally provided to the customers of PW at no additional cost.

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In addition to the terms defined in this Article 1, certain terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

2. Licensing and Right of Access.

2.1 Grant of License. Subject to the terms and conditions of this Agreement, and to SERVICE RECEPIENT’s payment obligations, PW hereby grants to SERVICE RECEPIENT during the Term, and SERVICE RECEPIENT hereby accepts, (i) a limited, personal, nonexclusive, non-transferable, non-sublicenseable, revocable right and license (ii) to access and use the PW Software solely for SERVICE RECEPIENT’s internal business purposes in accordance with this Agreement; and (iii) permit SERVICE RECEPIENT Authorized Users to access and use the PW Software solely in connection with the operation of SERVICE RECEPIENT’s pathology business. SERVICE RECEPIENT agrees that its license to the PW Software and any additional software or Services is neither contingent upon the delivery of any future functionality or features nor dependent upon any oral or written comments made by PW with respect to future functionality or features.

2.2 SERVICE RECEPIENT Authorized Users. Except with the prior written consent of PW, access to the PW Software will be limited solely to SERVICE RECEPIENT Authorized Users. SERVICE RECEPIENT acknowledges and agrees that, as between PW and SERVICE RECEPIENT, SERVICE RECEPIENT is solely responsible and liable for, and PW hereby expressly disclaims all liability with respect to, all acts and omissions of any SERVICE RECEPIENT Authorized User, including without limitation, the access and use of the PW Software by any SERVICE RECEPIENT Authorized Users and for such SERVICE RECEPIENT Authorized User’s compliance with this Agreement. PW will assign any SERVICE RECEPIENT Authorized User with a unique account name and password for access to and use of the PW Software (“User ID”). SERVICE RECEPIENT shall be responsible for ensuring the security and confidentiality of all User IDs. SERVICE RECEPIENT acknowledges that it will be fully and solely responsible for all liability incurred through the use of the PW Software under a User ID and that any use of the PW Software under a User ID will be deemed to have been performed by SERVICE RECEPIENT. SERVICE RECEPIENT will notify PW immediately of any suspected theft, loss, or fraudulent use of any User ID or password. Notwithstanding any of the foregoing, nothing in this Section 2.2 shall in any way limit, condition or modify PW’s indemnification obligations under Section 8.1.

2.3 Reservation of Rights. PW reserves all rights not expressly granted to SERVICE RECEPIENT herein with respect to the PW Software. SERVICE RECEPIENT specifically acknowledges and agrees that, other than as expressly permitted hereunder, no rights whatsoever are granted or shall inure to SERVICE RECEPIENT hereunder to any source code for the PW Software.

2.4 Limitations on License. SERVICE RECEPIENT shall not: (i) reproduce, copy, modify or make Derivative Works of the PW Software, nor shall SERVICE RECEPIENT use or publicly display the PW Software or Documentation in a manner other than as expressly permitted hereunder; (ii) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code of the PW Software, in whole or in part; (iii) modify or remove any licenses, warranties, proprietary notices or other legends placed on or contained within the PW Software; (iv) sublicense the PW Software or any Services to any third party or otherwise allow any other person or entity to access or use the PW Software or Services other than SERVICE RECEPIENT Authorized Users; (v) reconfigure or redeploy the PW Software and/or Services in a manner not expressly authorized by PW; (vi) bypass or breach any security device or protection used by the PW Software or access or use the PW Software other than by a SERVICE RECEPIENT Authorized User through the use of his or her own then valid User ID; (vii) damage, destroy, disrupt, disable, impair, interfere with, or otherwise impede or harm in any manner the Services or the PW Software or PW’s provision of services to any third party, in whole or in part; (viii) use the PW Software or the Services in connection with any illegal or unlawful activity or in a manner that causes, results in, encourages, solicits, or publicizes a crime or illegal or unlawful activity; or (x) assign, sell, publish, convey or otherwise transfer its rights in the PW Software to third parties other than as expressly permitted herein. SERVICE RECEPIENT will immediately notify PW if SERVICE RECEPIENT becomes aware of any violation of the terms of this Agreement.

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3. PW Responsibilities.

3.1 Support Services.

(a) Collection Supplies and Procedures. PW shall provide (and pay for referring) practices with collection materials necessary for such practices (or its referring practitioners) to collect and prepare specimens for shipment to SERVICE RECEPIENT. PW shall require referring practices (and its referring practitioners) to use SERVICE RECEPIENT approved collection processes and collection materials, including without limitation collection kits, tubes, containers and labels (collectively, the “Clinical Supplies”).

(b) Ordering, Processing and Shipping. With respect to each laboratory test requested, PW shall obtain from the qualified ordering practitioner a valid order, and complete requisition form; and, if necessary, relevant and available medical records. Outside of SERVICE RECIPIENT’S normal courier routes and geographic footprint, PW shall, at its own expense, collect, deliver and timely ship specimens to SERVICE RECEPIENT for processing and testing, and package all specimens in accordance with SERVICE RECEPIENT instructions provided in advance in writing to PW. PW shall be the primary resource to assist SERVICE RECEPIENT with obtaining any missing information on a requisition form from the ordering practitioner in connection with any laboratory tests.

(c) Interface Set-Up. With respect to each referring practice that elects to engage SERVICE RECEPIENT to provide pathology services and for which SERVICE RECEPIENT uses the PW Software to assist in providing such pathology services pursuant to this Agreement, PW shall use commercially reasonable efforts to ensure all data and information related to orders submitted by such referring practice for such pathology services is accurately and correctly submitted to SERVICE RECEPIENT, as applicable, through the PW Software and all reports produced by SERVICE RECEPIENT, as applicable, based on such orders are accurately and correctly received by such referring practice through the PW Software. PW may, to the extent practicable, and in PW’s sole discretion, establish an electronic interface with such practices that will enable the practice to submit orders to SERVICE RECEPIENT and receive reports from SERVICE RECEPIENT through the PW Software. PW pays for, implements, and manages all of these software platforms via the PW engineering team. These costs are recurring and go up for PW based on volume (example being for every specimen received PW must pay a digital storage fee on a secure HIPAA compliant web server).

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(d) Maintenance and Technical Assistance. PW shall provide to SERVICE RECEPIENT reasonable technical assistance and support related to the use of the PW Software by SERVICE RECEPIENT, including without limitation those services set forth on Attachment A. PW pays for and staffs an on-call resource for any issues.

3.2 Marketing Vendor Services.

(a) General Description. In exchange for a portion of the Monthly Services Fee, SERVICE RECEPIENT engages PW to provide the Marketing Vendor Services. Several examples of Marketing Vendors Services are as follows: Creation of marketing materials for conferences and social media posts, attend conferences, hosting client lunches, devote a percentage of sales representative time to attend client meetings and sell services, devote a percentage of sales representative time to train office staff on sending specimens and reviewing reports, triaging first level patient questions (could be on a variety of topics such as billing, turnaround time expectations, etc.). This list is not intended to be all encompassing, there are additional tasks performed on a regular basis to grow and scale a sales territory.

(b) Trademark License. SERVICE RECEPIENT grants to PW a non-exclusive, non-transferable right and license to display its name, trademarks, service marks and logos set forth on Attachment B (the “Marks”) for the sole purpose of providing the Marketing Services as set forth herein. Except as set forth in this Article 3, nothing in this Agreement shall grant or shall be deemed to grant to PW any right, title or interest in or to the Marks. All use by PW of the Marks (including any goodwill associated therewith) shall inure to the benefit of SERVICE RECEPIENT. PW will submit all materials of any kind containing the Marks to SERVICE RECEPIENT before release to the public for inspection, and SERVICE RECEPIENT will have the right to approve such material prior to its distribution. PW agrees that their respective advertising materials that are associated with the Marks shall meet the same general level of quality as is provided by PW in connection with its own trademarks.

4. Nonexclusive Relationship. The Parties acknowledge and agree that nothing in this Agreement shall prevent or prohibit PW from selling a subscription or license to the PW Software to any pathology group, medical practice or to any other potential client.

5. Payment of Fees by SERVICE RECEPIENT*. Subject to the terms of this Agreement, SERVICE RECEPIENT shall pay PW twenty five thousand dollars ($25,000) per month (the “Monthly License Fee”) during the Term for access to and use of the PW Software. As compensation for PW’s provision of the Services, SERVICE RECEPIENT shall pay to PW the Services Fee as outlined in the table below (the “Monthly Services Fee”) during the Term.

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Fee schedule is as follows:

Month	License Fee	Services Fee	Total
1	$25,000	$20,000	$45,000
2	$25,000	$25,000	$50,000
3	$25,000	$30,000	$55,000
4	$25,000	$35,000	$60,000
5	$25,000	$38,000	$63,000
6+	$25,000	$38,000	$63,000

The Parties agree that the Monthly License Fee and Monthly Services Fee have been determined in arm’s length bargaining, are commercially reasonable and are consistent with fair market value in arm’s-length transactions. In consideration of the start-up nature of this arrangement to ensure fair market value for the Services, at the request of either Party, prior to the end of month five (5) of the Initial Term, or prior to the end of the Initial Term or any Renewal Term, the Parties shall negotiate in good faith an adjustment to the Monthly Services Fee which shall be documented pursuant to a written amendment to this Agreement; provided, however, any increase in the Monthly Services Fee must be the result of an increase in the Services and must not be determined in a manner that is related directly or indirectly to the volume or value of referrals to SERVICE RECEPIENT or business otherwise generated by PW for SERVICE RECEPIENT. In the event a Party requests to negotiate an adjustment to the Monthly Services Fee in accordance with this Section 5 and the Parties are unable in good faith to agree on the Monthly Services Fee within thirty (30) days either Party may terminate this Agreement immediately upon written notice to the other Party within ten days (10) after the end of month six (6) of the Initial Term, the Initial Term, or such then-current Renewal Term, as applicable; provided, however, if neither Party provides such written notice within such 10-day period, the then current Monthly Service Fee shall continue to be paid with no adjustment. Any amendment to the compensation provisions of this Agreement shall be applied prospectively for at least twelve (12) months unless the Agreement is terminated. The Monthly License Fee and the Monthly Services Fee shall be paid by SERVICE RECEPIENT to PW in arrears within ten (10) Business Days of the end of each month. PW may impose a late fee of 1% of any outstanding amounts accrued monthly.

6. Term and Termination.

6.1 This Agreement shall be in effect for a twelve (12) months, commencing on the Effective Date, unless terminated by either party in accordance with the terms of this Agreement (the “Initial Term”). Upon expiration of the Initial Term or any Renewal Term, this Agreement shall automatically renew for successive twelve (12) month terms (each a “Renewal Term”) unless either party notifies the other party at least ninety (90) days prior to the end of the current term that it does not wish to renew the Agreement. Termination in accordance with the terms of this Agreement shall not affect any rights or obligations arising prior to the effective date of termination.

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6.2 This Agreement shall terminate automatically in the event the Service Recipient fails to maintain all necessary licenses and accreditations, or in the event either party fails to maintain the required insurance coverage, makes an assignment for the benefit of creditors, becomes insolvent or bankrupt, or is the subject of a bankruptcy petition or petition for dissolution, liquidation or for the winding up of business affairs, or for the appointment of a trustee or receiver to take possession of assets.

6.3 Either party may terminate this Agreement without cause upon ninety (90) days prior written notice to the other party, which notice shall specify the effective date of termination.

6.4 Either party may terminate this Agreement upon ninety (90) days notice if there is a change in the ownership or control of the other party.

6.5 The parties may terminate this Agreement at any time by mutual written consent.

6.6 Either party may terminate this Agreement as provided elsewhere in this Agreement.

6.7 Either party may terminate this Agreement, effective immediately if: (i) the other party is named as a defendant in a criminal proceeding for a violation of HIPAA, HITECH, or the regulations promulgated under HIPAA and HITECH, all as amended and in effect from time to time, or for a violation of other security or privacy laws or (ii) a finding or stipulation is made in any administrative or civil proceeding in which a party has been joined that such party has violated a standard or requirement of HIPAA, HITECH, or the regulations promulgated under HIPAA and HITECH, all as amended and in effect from time to time, or has violated other security or privacy laws.

7. Representations and Warranties.

7.1 Authority and Enforcement of Obligations. Each Party represents and warrants that: (i) such Party has the full power and authority to enter into this Agreement; (ii) this Agreement is duly authorized by all necessary action and has been duly executed and delivered; and (iii) such Party has not entered into any agreement with any other entity that contains restrictive provisions regarding confidentiality and/or non-competition that may impair their ability to perform its obligations under this Agreement. SERVICE RECEPIENT represents and warrants to PW that SERVICE RECEPIENT owns or otherwise has and will have the necessary rights and consents in and relating to the SERVICE RECEPIENT Data as necessary for this Agreement.

7.2 Compliance with Laws. Each Party hereby covenants and agrees to comply with all laws and regulations applicable to its activities connected with this Agreement. The Parties will limit their activities hereunder as necessary to comply with any such laws. If, in the reasonable opinion of counsel to either Party, any provision of this Agreement does not comply with applicable law, then such provision shall be interpreted in such a manner as to comply with applicable law while giving effect, to the maximum extent possible, to the intent of the Parties as set forth herein. Neither PW nor SERVICE RECEPIENT, nor any of their officers, directors, employees or contractors, has been, nor during the term of this Agreement will be, debarred, suspended, terminated or excluded from participation in any state or federal healthcare program, including Medicare and Medicaid. The Parties agree to promptly notify the other Party in the event any such exclusions or sanctions occur, and promptly remove such person from providing services related to this Agreement.

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7.3 Business Associate Addendum. PW and SERVICE RECEPIENT agree to comply with the requirements of HIPAA in the performance of their respective obligations hereunder. In that regard, SERVICE RECEPIENT and PW further agree to comply with the provisions of the Business Associate Addendum executed by the parties in connection with this Agreement as Attachment C. In the event of conflict between the Business Associate Addendum and any provision of this Agreement, the terms of the Business Associate Addendum shall control.

7.4 PW Representations and Warranties. PW represents and warrants that (i) neither the PW Software nor the Documentation does or will infringe any patent, copyright, trademark, trade secret or any other intellectual property or proprietary right of any third party and (ii) the PW Software will process and exchange all information and data inputted into the PW Software by referring providers to SERVICE RECEPIENT accurately and correctly; provided that, this warranty shall not apply to errors with the information or data caused by a referring providers failure to input the correct information or data into the PW Software. With respect to subsection (i) of this Section, the Parties agree that in the event of a third-party claim against PW arising out of or resulting from a breach of this warranty, SERVICE RECEPIENT’s rights to indemnification provided in Section 8 shall be SERVICE RECEPIENT’s sole and exclusive remedy in lieu of, and SERVICE RECEPIENT shall not seek duplicative recovery in any way, including without limitation, by way of, a direct breach of warranty claim against PW related to such third-party claim. For the avoidance of doubt, SERVICE RECEPIENT may only bring a breach of warranty claim under subsection (i) of this Section in the event of a direct claim against PW by SERVICE RECEPIENT which shall be SERVICE RECEPIENT’s sole and exclusive remedy.

7.5 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PW SOFTWARE AND ALL SERVICES ARE PROVIDED “AS IS”, PW MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, RESULTS, OR THAT THE OPERATION OF THE PW SOFTWARE WILL BE UNITERRUPTED OR ERROR FREE OR THAT ALL ERRORS WILL BE CORRECTED OR WILL MEET SERVICE RECEPIENT’S OR ANY OTHER PERSON’S REQUIREMENTS. SERVICE RECEPIENT ACKNOWLEDGES AND AGREES THAT THE PW SOFTWARE IS AN ADMINISTRATIVE TOOL DESIGNED TO ASSIST SERVICE RECEPIENT’S PATHOLOGY SERVICES IN THE OPERATION OF SERVICE RECEPIENT’S PATHOLOGY BUSINESS OPERATIONS. HOWEVER, SERVICE RECEPIENT REMAINS SOLELY RESPONSIBLE FOR ITS PATHOLOGY SERVICES AND ALL CODING, DATA ELEMENTS, DOCUMENTATION AND/OR CLAIMS FOR REIMBURSEMENT RELATED THERETO. SERVICE RECEPIENT ACKNOWLEDGES AND AGREES THAT THE PW SOFTWARE IS NOT INTENDED TO AND DOES NOT PROVIDE MEDICAL, LEGAL OR BILLING ADVICE, OPINIONS, DIAGNOSIS, OR A SUGGESTED COURSE OF TREATMENT. SERVICE RECEPIENT FURTHER AGREES THAT THE SOLE AND EXCLUSIVE RESPONSIBILITY FOR ANY MEDICAL DECISIONS OR ACTIONS WITH RESPECT TO A PATIENT’S MEDICAL CARE AND FOR DETERMINING THE ACCURACY, COMPLETENESS OR APPROPRIATENESS OF ANY DIAGNOSTIC, CLINICAL OR MEDICAL INFORMATION RESIDES SOLELY WITH THE HEALTHCARE PROVIDER. PW SHALL HAVE NO LIABILITY FOR ANY CLAIMS, LOSSES OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH SERVICE RECEPIENT’S OR ANY OF CLIENT’S AUTHORIZED USERS’ USE OF THE PW SOFTWARE, PROFESSIONAL SERVICES, IN COMBINATION WITH ANY THIRD-PARTY PRODUCTS, SERVICES, OR SOFTWARE.

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8. Indemnification.

8.1 PW Indemnification Obligations. PW hereby agrees, during and after the Term, to defend, indemnify and hold harmless SERVICE RECEPIENT, its subsidiaries, their respective affiliates, officers, directors and employees and all SERVICE RECEPIENT Authorized Users (collectively, the “SERVICE RECEPIENT Indemnified Parties”) from and against any and all losses, costs, obligations, liabilities, settlement payments, fines, penalties, damages, expenses or other charges arising from any third party claim or action (collectively, a “Loss” or “Losses”) that any such SERVICE RECEPIENT Indemnified Parties incur, to the extent that such Loss arises out of or relates to (i) the gross negligence or willful misconduct of PW personnel or (ii) any claim that the PW Software or Documentation infringes a U.S. patent, copyright, trademark, trade secret or any other intellectual property or proprietary rights of a third party. Notwithstanding the foregoing, this Section 8.1 shall not apply to any claim of infringement to the extent such claim of infringement arises from (a) the unauthorized modification by the SERVICE RECEPIENT Indemnified Parties of the PW Software, Documentation or other Services provided to SERVICE RECEPIENT by PW; (b) combination, operation or use of the PW Software by the SERVICE RECEPIENT Indemnified Parties with other software, hardware or technology not provided by PW, or (c) SERVICE RECEPIENT Data.

8.2 SERVICE RECEPIENT Indemnification Obligations. SERVICE RECEPIENT hereby agrees, during and after the Term, to defend, indemnify and hold harmless PW, its officers, directors and employees (collectively, the “PW Indemnified Parties”) from and against any and all Losses that such PW Indemnified Parties incur, to the extent that such Loss arises out of or relates to (i) the gross negligence or willful misconduct of SERVICE RECEPIENT personnel, (ii) SERVICE RECEPIENT’s use of the SERVICE RECEPIENT Data or (iii) SERVICE RECEPIENT’s or any SERVICE RECEPIENT’s Indemnified Parties’ use of the PW Software with other third-party software or materials not licensed to SERVICE RECEPIENT or not approved by PW as required under this Agreement.

8.3 Indemnification Procedures. The indemnification obligations set forth in this Article 8 will not apply unless the Party claiming indemnification: (i) notifies the other Party promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying Party has knowledge in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, that the failure to so notify will only relieve the indemnitor of its obligations if and to the extent that the indemnitor is prejudiced thereby; and (ii) gives the other Party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee’s cost and expense, provided, however, the other Party may only control the response thereto and the defense thereof if the other Party acknowledges and agrees with the Party claiming indemnification that the other Party is responsible for any Losses attributable to such claim and will indemnify the Party claiming indemnification for same pursuant hereto (which responsibility for indemnification shall thereby be conclusively established). If the indemnitor fails to promptly assume the defense of the claim, the Party entitled to indemnification may assume the defense at the indemnitor’s cost and expense. The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

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9. Limitation on Liability.

9.1 Consequential Damages Waiver. NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, EVEN IF THE PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES.

9.2 Direct Damages Cap. IN NO EVENT SHALL A PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY RELATING TO THIS AGREEMENT OR RESULTING FROM THE USE OR INABILITY TO USE, OR PERFORMANCE OR NONPERFORMANCE OF THE PW SOFTWARE, DOCUMENTATION, OR OTHER GOODS OR SERVICES EXCEED THE AMOUNTS PAID BY SERVICE RECEPIENT TO PW DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT OR ACT GIVING RISE TO THE CAUSE OF ACTION. THE LIMITATIONS IN SECTIONS 9.1 AND 9.2 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

10. Intellectual Property and Proprietary Rights.

10.1 Ownership of the PW Software. Subject to the limited rights expressly granted hereunder, PW reserves all right, title and interest in and to the PW Software, including without limitation, all Derivative Works, Updates or customizations thereof whether made for or at the direction of SERVICE RECEPIENT and including all intellectual property and proprietary rights therein. SERVICE RECEPIENT acknowledges that no rights are granted to SERVICE RECEPIENT hereunder other than as expressly set forth herein.

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10.2 Enforcement. PW shall at all times retain the sole and exclusive right to pursue, secure, maintain, protect, police and otherwise enforce its ownership and Intellectual Property Rights in and to the PW Software, Derivative Works, and any and all related Services and products.

10.3 Suggestions and Feedback. PW shall have, and SERVICE RECEPIENT hereby grants, a royalty free, worldwide, transferable, sublicenseable, irrevocable, perpetual right and license to use, modify and/or incorporate into the PW Software and/or Services (and any other software and services of PW) any ideas, suggestions or other feedback provided by SERVICE RECEPIENT, its affiliates and/or its SERVICE RECEPIENT Authorized Users.

10.4 SERVICE RECEPIENT Data. As between SERVICE RECEPIENT and PW, SERVICE RECEPIENT exclusively owns all right, title and interest in and to all SERVICE RECEPIENT Data. SERVICE RECEPIENT Data is deemed Confidential Information of SERVICE RECEPIENT under this Agreement. PW may use on a perpetual, non-exclusive, irrevocable basis SERVICE RECEPIENT Data that has been de-identified or anonymized as permitted by applicable law and any and all insights, usage statistics, analytic data, benchmarking data and/or similar types of insights and data that describe or relate to the performance, features or functionality of the PW Software and/or Services for PW’s business purposes so long as such use does not identify a natural person or SERVICE RECEPIENT as the source of the data.

11. Confidentiality.

11.1 Confidential Information. Each Party has made and may continue to make available to the other Party information that is not generally known to the public and at the time of disclosure is identified as, or would reasonably be understood by the receiving Party to be, proprietary or confidential (“Confidential Information”). Confidential Information may be disclosed in oral, written, visual, electronic or other form. Confidential Information shall include all business plans, strategies, forecasts, projects, analyses, financial information, business processes, methods and models, algorithms, all organizational information, system architecture, software, graphics, computer programs, design ideas, concepts, flow charts, diagrams, progress reports, methods, research and any other personal or intellectual property relating to either Party, their respective parents and/or subsidiaries. Confidential Information as defined herein shall not include:

(a)	Information in the public domain at the time of its communication;

(b)	Information which enters the public domain through no fault of the receiving Party subsequent to the time of its communication to the receiving Party;

(c)	Information which is obtained in good faith by either Party from a third party, provided such third party is not bound by a confidentiality agreement with PW or SERVICE RECEPIENT, as applicable; or

(d)	Information independently developed by employees or agents of a Party without access to the Confidential Information of the other Party.

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11.2 Nondisclosure. The receiving Party will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the disclosing Party as the receiving Party uses with its own similar information that it does not wish to disclose, publish or disseminate (but in no event less than a reasonable degree of care). Each Party shall advise its employees and others to whom the Confidential Information is disclosed of their obligations under this Agreement, shall ensure that the Confidential Information is securely maintained, and shall ensure that Confidential Information shall be used only insofar as required to perform its obligations hereunder. Each Party shall notify the other upon discovery of any unauthorized use or disclosure of that Party’s Confidential Information.

11.3 Confidential Nature of this Agreement. Each Party hereto acknowledges and agrees that the nature and terms of this Agreement are strictly confidential and shall not be disclosed by it or any of its affiliates or representatives at any time to any third party without the prior written consent of the other Party hereto.

11.4 Legally Compelled Disclosure. If either Party becomes legally compelled to disclose any of the Confidential Information, such Party shall provide the other with prompt written notice thereof and shall not divulge any information until the non-disclosing Party has had the opportunity to seek a protective order or other appropriate remedy to curtail such disclosure. If such actions by such Party are unsuccessful, or the non-disclosing Party otherwise waives its right to seek such remedies, the disclosing Party shall disclose only that portion of the Confidential Information which it is legally required to disclose.

11.5 Injunctive Relief. Each Party acknowledges and agrees that failure to adhere to the terms of this Article 11 may cause the other Party irreparable damage for which monetary damages alone would be inadequate compensation. Therefore, without limiting any other available remedies, each Party agrees that the other Party shall be entitled to seek an injunction and other equitable relief in the event of any failure by the other Party to comply with the provisions of this Article 11, without the necessity of posting a bond, showing actual damages, or demonstrating the economic value of any trade secret. Injunctive relief shall not be deemed the exclusive remedy for the breach of this Agreement, but shall be in addition to all other remedies available at law or in equity to such Party.

12. Intentionally Omitted.

13. Notices. All notices, requests, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given, served, and received for all purposes upon the first to occur of (i) actual receipt; (ii) delivery by a generally recognized overnight courier service; (iii) facsimile transmission (with the original subsequently delivered by other means permitted by this Agreement, although the effective date of such notice shall be the date of such facsimile transmission provided the original is subsequently delivered as provided herein); or (iv) three (3) Business Days after deposit in the United States Mail, certified or registered, return receipt requested, with postage prepaid, addressed as follows:

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To SERVICE RECEPIENT:

Precision Pathology Services Attn:

Roby Joyce, M.D.

PO Box 17302 San

Antonio, TX 78217 rjoyce@precisionpath.us

To PW:

Pathology Watch LLC

Attention: Michael Torno

8512 NE 89th Place Kansas

City, MO 64157
michael@pathologywatch.com

Or at such other address(s) set forth in any written notice delivered to the other Party.

14. Miscellaneous Provisions.

14.1 Disputes. PW and SERVICE RECEPIENT recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement that relate to a Party’s rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any dispute, controversy, or claim between the Parties arising from or relating to this Agreement (a “Dispute”), a Dispute shall be referred to respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within twenty (20) Business Days after such notice is received. Such designated officers are as follows:

For SERVICE RECEPIENT: Roby Joyce, MD

For PW: Michael Torno, Co-Founder

In the event the designated officers are not able to resolve such Dispute within such twenty (20) Business Day period after receipt of written notice, then any Dispute, to the extent it relates to the validity, interpretation or construction of, or the compliance with or breach of, this Agreement, shall, at the election of either Party, be decided in accordance with the provisions of Section 14.2 below.

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14.2 Arbitration. Any dispute between the Parties relating to or arising out of the validity, interpretation or construction of, or the compliance with or breach of, this Agreement that cannot be resolved in accordance with Section 14.1 above shall be resolved through binding arbitration as follows:

(a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected by the Texas office of the American Arbitration Association (the “AAA”) or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to Texas. The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an affiliate, employee, consultant, officer, director, or stockholder of either Party, or otherwise have any current or previous relationship with either Party or its respective affiliates. The governing law in Section 14.3 shall govern any such proceedings.

(b) Within twenty (20) Business Days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than twenty (20) Business Days after the submission of written proposals pursuant to Section 14.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Expedited Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 14.2(a); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within twenty (20) Business Days after completion of the hearing described in Section 14.2(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the Expedited Commercial Arbitration Rules of the AAA provide otherwise.

(e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of engaging the arbitrator, and (iii) costs and expenses of the arbitration, shall be borne by the Parties in a proportion determined by the arbitrator.

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(f) Any arbitration pursuant to this Section 14.2 shall be conducted in Texas. Any arbitration award may be entered in and enforced by a court in accordance with Section 14.3.

(g) Notwithstanding anything in this Section 14.2, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

14.3 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Texas without regard to any choice of law provisions.

14.4 Independent Contractors. The relationship of PW and SERVICE RECEPIENT is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as joint venturers, principal and agent, employer and employee, co-owners, franchisor and franchisee or otherwise as participants in a joint undertaking, or (iii) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. Subject to the terms of this Agreement, the activities and resources of each Party in connection with the Strategic Relationship shall be managed by such Party, acting independently and in its individual capacity. All financial and other obligations associated with each Party’s business are the sole responsibility of that Party.

14.5 Force Majeure. Except as expressly provided in this Agreement, neither PW nor SERVICE RECEPIENT shall be liable for any failure or delay in performing its obligations (except for any obligations to make payments to the other party hereunder) under this Agreement, or for any loss or damage resulting, directly or indirectly, therefrom, due to causes beyond its reasonable control, including acts of God, acts of government, flood, fire, earthquakes, civil unrest, acts of terror, strikes or other labor problems (other than those involving PW employees), computer, telecommunications, Internet service provider or hosting facility failures or delays involving hardware, software or power systems not within PW’s possession or reasonable control, denial of service attacks, incompatibility of SERVICE RECEPIENT’s equipment or software with the PW Software, acts or omissions of vendors or suppliers, transportation and telecommunications difficulties.

14.6 Assignment. Neither Party may assign or delegate this Agreement or any of its rights or duties without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that either Party may (1) upon written notice to the other Party, assign this Agreement in whole to: (i) one of its affiliates; or (ii) in the event of a change of control, merger, or sale of substantially all of the assets of such Party; provided, that any such assignee has the financial and technical ability to perform hereunder; and (2) PW may subcontract its obligations hereunder to certain third-party service providers or subcontractors, provided that PW will remain responsible for the obligations performed by any such service providers and subcontractors to the same extent as if such obligations were performed by PW hereunder. Any assignment in violation of this Section 14.6 will be null and void.

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14.7 Consents Not Unreasonably Withheld, Delayed or Conditioned. Unless otherwise provided in this Agreement, whenever provision is made in this Agreement for one Party to secure the consent or approval of the other Party, that consent or approval shall not unreasonably be withheld, delayed or conditioned, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

14.8 Construction. The headings of the Articles, Sections and Attachments in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. References herein to numbered Articles and Sections and lettered Attachments refer to the Articles, Sections and Attachments hereof, unless otherwise specified.

14.9 Entire Agreement. Attachments A, B, and C attached hereto are expressly incorporated herein by reference in their entireties to form part of the terms and conditions of this Agreement. The terms and conditions herein contained constitute the entire agreement between the Parties and supersede and terminate all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

14.10 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties.

14.11 No Waiver. No consent or waiver, express or implied, by a Party to or of any breach or default by the other Party in the performance by such other Party of its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by the other Party. Failure by a Party to complain of any act or omission to act by the other Party, or to declare such other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights under this Agreement.

14.12 Attorneys’ Fees. Should either party be required to bring legal action (including arbitration) to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs in addition to any other relief to which it is entitled.

14.13 Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that part will be enforced to the maximum extent permitted by law, and the remainder of this Agreement will remain full in force.

14.14 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[The Signature Pages and Attachments Follow this Page.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SERVICE RECEPIENT: PRECISION PATHOLOGY SERVICES

/s/ Roby Joyce
By:	Roby Joyce, MD

PW:		PATHOLOGY WATCH, INC.

/s/ Michael Torno
	By:	Michael Torno

[Signature Page to Strategic Relationship and License Agreement]

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ATTACHMENT A

MAINTENANCE AND TECHNICAL ASSISTANCE

During the Term, PW shall provide to SERVICE RECEPIENT and SERVICE RECEPIENT shall have the right to receive the following maintenance and technical assistance:

1. Access to technical assistance, in accordance with the terms of the Agreement, through (a) a toll free technical assistance hotline 5 days per week (Monday through Friday), 8:30 am to 7:30 pm (USA Pacific Time) for the following services: (i) diagnosing problems and resolving issues relating to the PW Software; (ii) providing troubleshooting tips; (iii) disseminating specific problems to internal PW experts for resolution; and (iv) providing information on Updates and issuance of new Documentation and (b) a technical assistance email address or by leaving a voicemail via a toll-free support number, which shall be provided 24 hours per day, 7 days per week. PW shall ensure that each of its personnel performing any Support Services are experienced, knowledgeable, and qualified in the use, maintenance and support of the PW Software.

2. Scheduled Maintenance or Update. Any maintenance, repair, Update implementation or other activity that may affect SERVICE RECEPIENT, its affiliates or a SERVICE RECEPIENT Authorized User access and/or use of the PW Software shall be carried out following 48 hours advanced notice to SERVICE RECEPIENT and on dates and at times that minimize disruption to SERVICE RECEPIENT’s pathology business and any SERVICE RECEPIENT Authorized User’s access and/or use of the PW Software (“Scheduled Maintenance”).

3. Service Levels. The PW Software shall meet the minimum performance standards described below, which will be measured on a monthly basis.

a. PW Uptime Guarantee. The PW Software to be provided by PW is an important resource for SERVICE RECEPIENT, and as such, it is essential that it operate without unplanned outages. PW shall ensure the PW Software is available and operational in accordance with the applicable specifications set forth in the Agreement and the Documentation 99.0% of the time in each calendar month, excluding Scheduled Maintenance and force majeure events (as defined in Section 14.5 of the Agreement).

b. Conditions. For the purposes of this Exhibit, “unavailable” and “unavailability” are defined to mean that SERVICE RECEPIENT Authorized User of the PW Software are not able to (a) access the PW Software in accordance with the Documentation, (b) perform ordinary functions on the PW Software in accordance with the applicable specifications and Documentation, or (c) utilize the PW Software for normal business operations due to failure, malfunction, or delay by PW.

c. System Monitoring. PW shall actively monitor the PW Software for unavailability and proper operation 24 hours per day, 7 days per week, every day of the year. PW’s failure to detect any unavailability of the PW Software shall not reduce PW’s obligations under this Attachment A or the Agreement.

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ATTACHMENT B

SERVICES TO BE PROVIDED

For purposes of this agreement, PathologyWatch, PLLC and Precision Pathology Services have negotiated the following terms and responsibilities:

Precision Pathology Services responsibilities:

●	Performing the Technical Component (TC).
●	Scanning digital slides.
●	Global billing and collections.
●	Storage of blocks.
●	Credentialing of dermatopathologists on PPS insurance plans (as necessary to handle volume).
●	The dermatopathologists will have 1099 contracts with both PPS and PathologyWatch. For the purposes of this arrangement, the dermatopathologists will sign out cases under their PPS 1099 contract and will be paid directly by PPS for their services. These dermatopathologists are also still bound by their non-compete and non-solicitation clauses of their PathologyWatch 1099 contracts. In addition, PPS and the dermatopathologists PathologyWatch provides agree that their work with PPS is contingent on the written approval of the CEO of PathologyWatch.
●	Space for subleased Scanner
●	Operation and daily maintenance of Scanner
●	Local Specimen Transport
●	Paraffin Block and Slide Storage

PathologyWatch Responsibilities:

●	Provide digital platform for dermatopathologists to view and interpret caseload.
●	Sublease a scanner.
●	Specimen shipping.
●	Data storage.
●	Scanner, support, and repairs.
●	Marketing vendor services (defined in section 3.2.a)

Joint Responsibilities:

●	Co-branding of materials where appropriate (e.g., marketing flyers, requisitions, reports, shipping labels).

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